NEWS RELEASE

Contact:                   Wendy S. Schmucker

                  Senior Vice President, Secretary/Treasurer

                  724-537-9923

For Immediate Release

COMMERCIAL NATIONAL POSTS THIRD QUARTER RESULTS

LATROBE, PA, November 4, 2004 - Commercial National Financial Corporation (NASDAQ:CNAF), parent company of Commercial Bank of Pennsylvania and Highview Trust Company, has reported unaudited results for the nine-month period ended September 30, 2004. The company reported a net loss of $160,000 (or $.05 per average share outstanding) compared to earnings of $3.117 million (or $.90 per average share outstanding) in the same period last year. Per-share amounts in 2004 are based on 3,426,056 average shares outstanding in 2004 compared to 3,445,324 shares outstanding for the same nine-month period a year ago.

In September 2004, the company restructured its balance sheet through the prepayment of $55.0 million in borrowings from the Federal Home Loan Bank. The company incurred prepayment penalties in conjunction with its prepayment of the borrowings, which resulted in a one-time charge of approximately $4.4 million (or $2.9 million after tax). Funding from pre-existing surplus cash and cash equivalents were utilized to pay the advances and the penalties.  This action caused earnings to be materially reduced for the third quarter 2004 and for the year. However, the company remains well-capitalized, and the balance sheet restructuring improved the company’s overall mix of funding liabilities. As a result of this restructuring, interest expense will be reduced and net interest margin and future core earnings should be enhanced.

The reduced results for the third quarter also reflects a reduction in total interest income of approximately $339,000 as compared to the corresponding quarter of the prior year. This was offset by approximately $349,000 of net security gains for this quarter that were not reflected in the prior year’s third quarter results

The Board of Directors’ business strategy concentrates on growing the core banking business of loans and deposits, supplementing that business with trust and asset management related fee revenue and effectively controlling operating expenses.

In addition to Latrobe where it is headquartered, the company operates community banking facilities in Greensburg, Hempfield Township, Ligonier, Norwin, Unity Township and West Newton, Pennsylvania and also maintains a commercial business development sales force throughout its entire market area.  Commercial Bank also serves its customer base from an Internet banking site (www.cnbthebank.com) and an automated TouchTone Teller banking system. The company operates a trust company, Highview Trust Company, headquartered in Greensburg, Pennsylvania.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the company, and the company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the company's ability to execute its business plans.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

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COMMERCIAL NATIONAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except per share data)

	September	September
	2004	2003
	(unaudited)	(unaudited)
ASSETS
Cash and due from banks on demand	$ 10,330	$ 11,345
Interest bearing deposits with banks	693	252
Federal funds sold	-	16,225
Securities available for sale	109,202	124,568
Restricted investments in bank stock	2,372	3,819

Loans	188,538	189,674
Allowance for loan losses	(1,839)	(2,674)
Net loans	186,699	187,000

Premises and equipment	4,888	4,690
Other assets	17,114	16,079
Total assets	$ 331,298	$ 363,978

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$ 60,531	$ 52,209
Interest bearing	208,411	205,156
Total deposits	268,942	257,365

Other liabilities	2,351	2,743
Short-term borrowings	15,125	-
Long-term borrowings	-	55,000
Total liabilities	286,418	315,108

Shareholders' equity
Common stock, par value $2 per share; 10,000,000 shares authorized; issued 3,600,000 shares; outstanding 3,413,426 and 3,430,368 shares in 2004 and 2003, respectively	7,200	7,200
Retained earnings	39,018	42,161

Accumulated other comprehensive income

	2,240	2,666

Less treasury stock, at cost, 186,574 and 169,632 shares in 2004 and 2003
	(3,578)	(3,157)
Total shareholders' equity	44,880	48,870

Total liability and shareholders' equity	$ 331,298	$ 363,978

COMMERCIAL NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share data)

Three Months

Nine Months

	Ended September 30		Ended September 30
	(unaudited)		(unaudited)
	2004	2003	2004	2003
INTEREST INCOME:
Interest and fees on loans	$2,667	$2,895	$8,088	$8,635
Interest and dividends on securities:
Taxable	1,561	1,386	5,508	5,270
Exempt from federal income taxes	36	386	364	978
Other	100	36	122	161
Total interest income	4,364	4,703	14,082	15,044

INTEREST EXPENSE
Interest on deposits	916	828	2,693	2,750
Interest on short-term borrowings	13	-	95	-
Interest on long-term borrowings	678	734	2,129	2,179
Total interest expense	1,607	1,562	4,917	4,929

NET INTEREST INCOME	2,757	3,141	9,165	10,115
PROVISION (CREDIT) FOR LOAN LOSSES	-	-	(436)	-

NET INTEREST INCOME AFTER
PROVISION (CREDIT) FOR LOAN LOSSES	2,757	3,141	9,601	10,115

OTHER OPERATING INCOME:
Asset management and trust income	230	162	692	513
Service charges on deposit accounts	159	237	539	640
Other service charges and fees	168	128	511	458
Net security gains	349	-	1,195	-
Commissions and fees from insurance sales	-	204	342	689
Income from investment in life insurance	107	122	384	420
Loss on Gooder asset sale	-	-	(39)	-
Other income	88	129	275	266
Total other operating income	1,101	982	3,899	2,986

OTHER OPERATING EXPENSES:
Salaries and employee benefits	1,483	1,619	4,894	4,589
Executive severance	-	-	233	-
Net occupancy	180	170	552	540
Furniture and equipment	196	175	612	523
Pennsylvania shares tax	133	127	400	373
Legal and professional	196	211	562	616
FHLB Advance prepayment penalty	4,402	-	4,402	-
Other expenses	780	805	2,627	2,599
Total other operating expenses	7,370	3,107	14,282	9,240

INCOME/(LOSS) BEFORE INCOME TAXES	(3,512)	1,016	(782)	3,861
Income tax expense/(benefit)	(1,286)	146	(622)	744
Net income/(loss)	$(2,226)	$870	$(160)	$3,117

Average Shares Outstanding	3,419,415	3,436,539	3,426,056	3,445,324

Earnings/(Loss) Per Share, basic	$(0.65)	$0.25	$(0.05)	$0.90